UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

THE DIRECTV GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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To Stockholders of The DIRECTV Group, Inc.:

The Annual Meeting of Stockholders of The DIRECTV Group, Inc. (the “Company”) will be held at the Hilton Hotel New York, 1335 Avenue of the Americas, New York, New York, at 10:00 a.m., local time, on June 1, 2005, for the following purposes:

1.	To elect nominees to Class II of the Board of Directors for a three-year term.

2.	To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2005.

3.	To transact such other business as may properly come before the meeting.

All stockholders are invited to attend the meeting. Stockholders of record at the close of business on April 8, 2005, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting. A complete list of stockholders entitled to notice of, and to vote at, the meeting will be open for examination by the stockholders beginning ten days prior to the meeting for any purpose germane to the meeting during normal business hours at the office of the Secretary of the Company at 2250 East Imperial Highway, El Segundo, California 90245 and at 1211 Avenue of the Americas, New York, New York 10036.

Please read the attached proxy statement carefully and submit your proxy as soon as possible. You have your choice of voting your proxy via the Internet, by telephone or by completing and returning the enclosed proxy card in the envelope provided.

By order of the Board of Directors

Larry D. Hunter

Secretary

El Segundo, California

April 29, 2005

THE DIRECTV GROUP, INC.

2250 East Imperial Highway

El Segundo, California 90245

(310) 964-5000

1211 Avenue of the Americas

New York, New York 10036

(212) 462-5010

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 1, 2005

The accompanying proxy is solicited by the Board of Directors of The DIRECTV Group, Inc. (the “Company”) for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at 10:00 a.m., local time, on June 1, 2005, at the Hilton Hotel New York, Concourse Level, 1335 Avenue of the Americas, New York, New York, and any adjournment thereof.

We expect that this proxy statement and accompanying proxy card will be mailed or will be available through the Internet for those stockholders receiving their proxy materials electronically, on or after April 29, 2005, to stockholders of record of the Company at the close of business on April 8, 2005.

VOTING SECURITIES

The Company has one class of outstanding stock entitled to vote at the Annual Meeting, common stock (the “Common Stock”), and holders of Common Stock are entitled to one vote per share. At the close of business on April 8, 2005, there were 1,386,865,796 shares of Common Stock outstanding and eligible for voting at the Annual Meeting. Only stockholders of record at the close of business on April 8, 2005, are entitled to notice of, and to vote at, the meeting.

PROXIES

If you are a stockholder of record, that is if you hold shares in your name in an account with the Company’s stock transfer agent, EquiServe Trust Company, N.A. (“EquiServe”), you can vote in any one of the following ways:

•	By Internet: Go to the Web site, www.eproxyvote.com/dtv, shown on your proxy card.

•	By Telephone: Call the toll-free number, 1-877-PRX-VOTE (1-877-779-8683), as listed on your proxy card. Please follow the instructions on your proxy card and the voice prompts on the telephone.

•	By Mail: Mark, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the enclosed envelope. If you receive more than one proxy card (which means you have shares in more than one account), you must mark, sign and date each of them, or alternatively vote all these shares through the Internet or by telephone.

•	By Ballot: If you prefer, you may also vote by ballot at the Annual Meeting.

After you have signed and returned the enclosed proxy card or voted through the Internet or by telephone, you may revoke your proxy at any time until it is voted at the Annual Meeting. You may do this by sending a written notice of revocation or a subsequent proxy card, by voting subsequently through the Internet or by telephone, or by voting in person at the Annual Meeting. The shares represented by a proxy will be voted unless the proxy card is received late or in a form that cannot be voted.

If a broker, bank or other record holder holds your shares, please refer to the instructions they provide for your shares to be voted.

The form of proxy solicited by the Board of Directors allows stockholders the choice to vote for or withhold the vote for each nominee for director and to approve, disapprove or abstain with respect to each other matter to be acted upon at the Annual Meeting. Where the solicited stockholder indicates a choice on the form of proxy with respect to any matter to be acted upon, the shares will be voted as specified. If you sign and return your proxy card and do not specify a choice, your shares will be voted by the Proxy Committee as the Board of Directors has recommended, as indicated in this proxy statement. Abstentions will not affect the outcome of the election of directors. With respect to the other proposals to be voted on by stockholders at the Annual Meeting, abstentions and “broker” non-votes will have no effect on the outcome of the vote.

Except in the case of stock held by one of the employee stock plans listed below, by signing and returning the proxy card or by voting through the Internet or by telephone, you will authorize the Proxy Committee to vote your shares of Common Stock on any proposals that the Company does not know about now but that may be presented properly at the Annual Meeting. The members of the Proxy Committee are Bruce B. Churchill and Larry D. Hunter.

PROXIES FOR SHARES HELD IN EMPLOYEE STOCK PLANS

If you participate in the following stock plans, your proxy card will serve to instruct the Trustees, plan committees or independent fiduciaries of those plans how to vote your shares in the plan.

If you do not provide instructions on how to vote your shares held in the following plans, these shares may be voted at the discretion of the Trustee, plan committee or independent fiduciary:

DIRECTV Thrift and Savings Plan

DIRECTV Savings Plus Plan

General Motors Savings-Stock Purchase Program for Salaried Employees in the United States

Delphi Corporation Savings-Stock Purchase Program for Salaried Employees

If you do not provide instructions on how to vote your shares held in the following plans, these shares will remain unvoted:

GMAC Mortgage Group, Inc. Savings Incentive Plan

General Motors Personal Savings Plan for Hourly Rate Employees in the United States

General Motors Canadian Savings-Stock Program for Salaried Employees

Delphi Corporation Personal Savings Plan for Hourly-Rate Employees in the United States

The Fidelity Investments Canada Limited Next Step-Personal Retirement Group

For stock held through the employee stock plans, whether you vote your stock by telephone, through the U.S. Mail or by internet, your directions must be received by the tabulator no later than 5:00 P.M. Eastern time on May 27, 2005. Please note that while you may attend the Annual Meeting, you may not vote stock held through the employee stock plans at the meeting. Your vote is confidential.

QUORUM AND MAJORITIES

A majority of all of the shares of Common Stock entitled to vote at the meeting, present in person or represented by proxy, constitutes a quorum at the Annual Meeting. As to Proposal 1 concerning the election of directors, the three designated candidates will be elected to the three available memberships on the Board of Directors, unless there are other properly nominated candidates that receive more votes. Proposal 2 regarding ratification of our outside auditors will be approved if it receives a majority of the votes cast by holders present, either in person or by proxy, at the meeting.

ATTENDING THE ANNUAL MEETING

If you plan to attend the Annual Meeting, please detach and retain the admission ticket that is attached to your proxy card. As capacity is limited, you may bring only one guest to the Annual Meeting. If you hold your stock through a broker, bank or other record holder, please bring evidence that you own Common Stock to the Annual Meeting and we will provide you with admission tickets. If you receive your Annual Meeting materials electronically and wish to attend the Annual Meeting, please follow the instructions provided for attendance. A form of government-issued photograph identification will also be required to enter the Annual Meeting.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The Securities and Exchange Commission permits corporations to send a single copy of the annual report and proxy statement to any household at which two or more stockholders reside if it appears they are members of the same family. Each stockholder will continue to receive a separate proxy card. This procedure, referred to as householding, is intended to reduce the volume of duplicate information stockholders receive and also to reduce expenses for corporations. The Company has instituted this procedure for all stockholders of record.

If one set of these documents was sent to your household for the use of all of the Company’s stockholders in your household, and one or more of you would prefer to receive your own set, please contact our stock transfer agent, EquiServe, by telephone at 1-877-498-8904 or by Internet at www.equiserve.com.

If a broker or other record holder holds your shares in the Company, please contact your broker or other record holder directly if you have questions, require additional copies of the proxy statement or annual report, or wish to receive multiple reports by revoking your consent to householding.

ANNUAL REPORT

The Annual Report of the Company for the fiscal year ended December 31, 2004 is being mailed to stockholders with this proxy statement.

ELECTRONIC DELIVERY OF ANNUAL MEETING MATERIALS

You can request that you receive the annual report and proxy materials of the Company via the Internet. At your request, you will receive an e-mail notification when these documents are available electronically through the Internet. Registered stockholders (those with an account maintained in their name with EquiServe) may sign up for this service at www.econsent.com/dtv.

VOTING INSPECTORS

The Company believes your vote should be private. Therefore, we use an independent specialist to receive, inspect, count and tabulate proxies. The Company has retained EquiServe for this purpose. Representatives of the independent specialist also act as inspectors at the Annual Meeting.

SOLICITATION COSTS

The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain stockholders have consented to the delivery of proxy materials by electronic transmission and certain officers and employees of the Company, without additional remuneration, may also solicit proxies personally, by facsimile and by telephone. In addition to mailing copies of this material to stockholders, the Company may request persons, and reimburse them for their expenses in connection therewith, who hold stock in their names or custody or in the names of nominees for others, to forward such material to those persons for whom they hold stock of the Company and to request their authority for execution of the proxies.

SELECTION OF NOMINEES FOR DIRECTORS

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate skills and characteristics required of directors in the context of the then current make-up of the Board. This assessment includes issues of judgment, diversity, experience and skills (such as understanding of relevant technologies, business background, etc.) in the context of an assessment of the perceived needs of the Board at that time.

The Nominating and Corporate Governance Committee considers recommendations for Board candidates submitted by stockholders using the same criteria it applies to recommendations from directors and members of management. Subject to limitations in the Company’s Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws and applicable law, stockholders may submit recommendations by writing to the Nominating and Corporate Governance Committee in care of The DIRECTV Group, Inc., to the attention of the Corporate Secretary by first-class mail at 2250 E. Imperial Highway, El Segundo 90245 or by facsimile to 1-310-964-0839. To be considered by the Nominating and Corporate Governance Committee for the 2006 annual meeting, recommendations for nominees must comply with the requirements described below in “Stockholder Proposals”, unless otherwise required by law.

DIRECTORS

The Board currently consists of 10 members. The Board held a total of 10 meetings in 2004. In 2004, average attendance at Board and committee meetings was 88%.

In addition to being members of the Board, directors may serve on one or more of three standing committees of the Board. Please refer to “Committees of the Board of Directors” commencing on page 8 for information concerning committee responsibilities and current membership. Directors spend a considerable amount of time preparing for Board and committee meetings and, from time to time, may be called upon between meetings. The Board, as well as each committee, can retain the services of outside advisors at their request.

Based on a review by the Board of all relevant information, the Board has determined that each of Neil R. Austrian, Ralph F. Boyd, Jr., James M. Cornelius, Charles R. Lee, Peter A. Lund and Haim Saban has no material relationship with the Company or News Corporation, either directly or as a partner, stockholder or officer of an organization that has such a relationship, and that each is an “independent” director as defined by the Amended and Restated By-Laws of the Company, the Securities Exchange Act of 1934 and the Corporate Governance Standards established by the New York Stock Exchange (“NYSE”). The review by the Board included consideration of, among other things, employment history, information publicly available from third party filings and responses to questionnaires completed by each board member on commercial, banking, professional, charitable, familial and other relationships. Each Board member was provided the opportunity to ask questions of any member and to consider all relevant information. The Board conducted the review with the guidance of legal counsel on applicable standards and other relevant considerations.

The non-employee directors meet in an executive session at each meeting of the Board unless otherwise determined at the meeting, without members of management present. Because three of the non-employee directors do not qualify as independent directors, an additional executive session is held at least annually, attended only by independent directors.

The executive sessions of the independent directors have such agendas and procedures as are determined by the Chairman of the Nominating and Corporate Governance Committee who serves as lead director and presides at the executive sessions of the independent directors.

The Company’s Corporate Governance Guidelines, which outline, among other things, responsibilities of the Board, director qualification standards and Board independence criteria, are available on the Company’s web site, at www.directv.com. The Company’s process for relaying stockholder communications to the Board of Directors and individual directors and for determining which communications are relayed is included in the Corporate Governance Guidelines. The Company encourages but does not require the attendance of directors at the Company’s annual meeting.

The current members of the Board of Directors of the Company are set out in the following table (information as to age, position, committee membership and director class is as of April 8, 2005, unless otherwise noted):

Name	Age	Position	Committee Memberships	Director Class
K. Rupert Murdoch	74	Chairman and Chief Executive Officer, News Corporation	None	I

Neil R. Austrian	65	Private Investor	Nominating and Corporate Governance (Chairman)	I

Ralph F. Boyd, Jr.	48	Executive Vice President, Federal Home Loan Mortgage Company	Audit, Nominating and Corporate Governance	II

Chase Carey	51	President and Chief Executive Officer	None	III

Peter F. Chernin	53	Director, President and Chief Operating Officer, News Corporation	None	III

James M. Cornelius	61	Non-Executive Chairman, Guidant Corporation	Audit (Chairman)	II

David F. DeVoe	58	Director, Senior Executive Vice President and Chief Financial Officer, News Corporation	None	II

Charles R. Lee	65	Retired Chairman and Co-Chief Executive Officer, Verizon Communications, Inc.	Compensation, Nominating and Corporate Governance	I

Peter A. Lund	64	Private Investor and Media Consultant	Audit, Compensation (Chairman)	III

Haim Saban	60	Chairman and Chief Executive Officer, Saban Capital Group, Inc.	Compensation	III

The Board is divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors. The term of the Class II directors expires on the date of the Annual Meeting, the term of the Class III directors expires on the date of the 2006 annual meeting and the term of the Class I directors expires on the date of the 2007 annual meeting. Directors replacing those whose terms are expiring shall be elected for a term of three years.

Set forth below is a brief biography of the current members of the Board of Directors other than the Class II directors. The biographies of those Class II directors nominated for election are provided beginning on page 9.

Neil R. Austrian. Class I—Term expires 2007

Mr. Austrian has served as a Director and as Chairman of the Nominating and Corporate Governance Committee since December 22, 2003. Mr. Austrian is a private investor. He served as the interim Chairman and Chief Executive Officer of Office Depot, Inc. from October 2004 until March 14, 2005, and continues to serve as a Director and a member of the finance committee. Mr. Austrian served as President and Chief Operating Officer of the National Football League from 1991 until 1999. Prior to that, he was a Managing Director of Dillon, Read & Co., Inc. from 1987 until 1991.

Chase Carey. Class III—Term expires 2006

Mr. Carey has served as a Director and as the President and Chief Executive Officer of the Company since December 22, 2003. Mr. Carey served as a Director of News Corporation since November 2004, Executive Director of The News Corporation Limited (the prior parent of the News Corporation group of companies, “TNCL”) from 1996 to November 2004 and a consultant to TNCL from 2002 to 2003. Mr. Carey served as Co-Chief Operating Officer of TNCL from 1996 until 2002. Mr. Carey served as a Director, President and Chief Executive Officer of Sky Global Networks, Inc. from 2001 until 2002. Mr. Carey served as a Director of Fox Entertainment Group, Inc. (“Fox Entertainment”) from 1992 until 2002 and served as Co-Chief Operating Officer from 1998 until 2002. Mr. Carey was Chairman and Chief Executive Officer of Fox Television from 1994 until 2000. Mr. Carey was a Director of News America Incorporated (“News America”) from 1998 until 2002, President and Chief Operating Officer from 1998 until 2002 and Executive Vice President from 1996 to 1998. Mr. Carey served as a Director of STAR Group Ltd. (“STAR”) from 1993 until 2002, a Director of NDS Group, Inc. (“NDS”) from 1996 until 2002 and a Director of Gemstar-TV Guide International, Inc. (“Gemstar-TV Guide”) from 2000 until 2002. Mr. Carey has been a Director of British Sky Broadcasting plc (“BSkyB”) since February 2003. Mr. Carey is a Director and a member of the audit committee of Gateway, Inc., Director and member of the compensation committee of Yell Finance B.V. and also serves on the Board of Trustees of Colgate University.

Peter Chernin. Class III—Term expires 2006

Mr. Chernin has served as a Director of the Company since December 22, 2003. In addition, he has served as a Director and President and Chief Operating Officer of News Corporation since November 2004 and Executive Director, President and Chief Operating Officer of TNCL from 1996 until November 2004. Mr. Chernin has been a Director and the President and Chief Operating Officer of Fox Entertainment since 1998. Mr. Chernin has been a Director and the Chairman and Chief Executive Officer of News America since 1996. Mr. Chernin served as Chairman and Chief Executive Officer of Fox Filmed Entertainment from 1994 to 1996 and in various executive capacities at Fox subsidiaries since 1989. Mr. Chernin has served as a Director of Gemstar TV-Guide since 2002 and was a Director of TV Guide, Inc. from 1999 to 2000. Mr. Chernin was a Director of E*TRADE Group, Inc. from 1999 to 2003.

Charles R. Lee. Class I—Term expires 2007

Mr. Lee has served as a Director and a member of the Compensation Committee and Nominating and Corporate Governance Committee since December 22, 2003. From April 2002 to December 2003, Mr. Lee served as the non-executive Chairman of Verizon Communications, Inc. (“Verizon”). From 2000 through 2002, Mr. Lee served as Chairman and Co-Chief Executive Officer of Verizon. Previously, Mr. Lee served as Chairman of the Board of Directors and Chief Executive Officer of GTE Corporation. Mr. Lee is also a Director of The Procter & Gamble Company, United Technologies Corporation, United States Steel Corporation and Marathon Oil Corporation. He also serves as Chairman of the audit committee for United States Steel Corporation and is a member of the audit committees of The Proctor & Gamble Company and Marathon Oil Corporation.

Peter A. Lund. Class III—Term expires 2006

Mr. Lund has served as a Director of the Company since 2000 and serves as Chairman of the Compensation Committee and a member of the Audit Committee. Mr. Lund is a private investor and media consultant and currently serves as Chairman of the Board of Directors of Eos International, Inc. He is also a Director and member of the audit committee of Crown Media Holdings, Inc. and a Director and member of the audit committee of Emmis Communications Corporation.

K. Rupert Murdoch. Class I—Term expires 2007

Mr. Murdoch has served as Chairman of the Board of Directors since December 22, 2003 and has been Chairman of the Board of Directors and Chief Executive Officer of News Corporation since November 2004. Mr. Murdoch served as Chairman of the Board of TNCL from 1991 until November 2004 and Executive Director and Chief Executive from 1979 until November 2004. He has been a Director of News Limited, News Corporation’s principal subsidiary in Australia, since 1953, a Director of News International Limited, News Corporation’s principal subsidiary in the United Kingdom, since 1969 and a Director of News America since 1973. Mr. Murdoch has been a Director of STAR since 1993 and served as Chairman of STAR from 1993 to 1998. Mr. Murdoch has been a Director of Fox Entertainment since 1985, Chairman since 1992 and Chief Executive Officer since 1995. Mr. Murdoch has served as a Director of BSkyB since 1990 and Chairman since 1999. Mr. Murdoch has served as a Director of Gemstar-TV Guide since 2001. Mr. Murdoch has served as a Director of China Netcom Group Corporation (Hong Kong) Limited since October 2004.

Haim Saban. Class III—Term expires 2006

Mr. Saban has served as a Director of the Company since December 2004 and serves as a member of the Compensation Committee. Mr. Saban has served as Chairman and Chief Executive Officer of Saban Capital Group, Inc. since 2001. Mr. Saban also currently serves as Chairman of the supervisory board of ProSiebenSat.1 Media AG and is a member of the Board of Directors of Television Francaise 1. Mr. Saban has also served as Chief Executive Officer and Chairman of the Board of Directors of KSF Corp. since 2003. Mr. Saban previously served as Chairman and Chief Executive Officer of Fox Family Worldwide from 1997 to 2001.

DIRECTOR COMPENSATION

Only independent directors receive payments for serving on the Board. Independent directors are also reimbursed for travel expenses incurred in connection with their duties as directors. Non-employee directors are not eligible to participate in the executive incentive program, savings program, or any of the retirement programs for the Company’s employees. The independent directors are permitted to participate in the DIRECTV Group Directors Deferred Compensation Plan (“Deferred Compensation Plan”), which permits participants to defer a certain percentage of compensation. Other than as described in this section, there are no separate benefit plans for directors.

Compensation paid to independent directors is as follows:

Annual retainer	$60,000
Audit Committee Chair	$25,000
Other Committee Chair	$20,000
Audit Committee Member	$15,000
Other Committee Member	$10,000

In addition, each independent director receives an annual grant of 4,000 restricted stock units, 25% of which vest beginning upon completion of one year of service and for each of the following three years and are issued in equal increments over a four-year period. All directors receive complimentary DIRECTV service valued at $2,635 per year.

The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws provide for indemnification of the Company’s directors and officers and the Company maintains director and officer liability insurance.

COMMITTEES OF THE BOARD OF DIRECTORS

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently has three members all of whom are independent directors. The Nominating and Corporate Governance Committee met three times in 2004. The Nominating and Corporate Governance Committee is responsible for taking a leadership role in shaping the corporate governance of the Company and is responsible for developing and recommending to the Board a set of corporate governance guidelines applicable to the Company and to periodically review and recommend changes to those guidelines, including an annual review of the Company’s Code of Ethics and Business Conduct and the Company’s Code of Ethics applicable to the Chief Executive Officer and Senior Financial Officers. It also researches and recommends candidates for membership on the Board, considers whether to nominate incumbent members for reelection, makes recommendations to the Board as to the determination of director independence and recommends to the Board retirement policies for Directors. The Nominating and Corporate Governance Committee also makes recommendations concerning committee memberships, rotation, and chairs, and sets the agendas for the executive sessions of the independent directors. The charter of the Nominating and Corporate Governance Committee may be accessed on the Company’s website at www.directv.com.

Membership: Neil R. Austrian, Chair; Ralph F. Boyd, Jr.; Charles R. Lee

Audit Committee

The Audit Committee currently has three members all of whom are independent directors. The Audit Committee met nine times in 2004. The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities for the financial reports and other financial information provided by the Company to the stockholders and others, the Company’s system of internal controls, the Company’s compliance procedures for the employee code of ethics and standards of business conduct, the Company’s audit, accounting and financial reporting processes generally and to review and decide upon proposed transactions with related parties. James M. Cornelius serves as the Audit Committee’s financial expert as required by the NYSE and satisfies the standard for “audit committee financial expert” under the Sarbanes-Oxley Act of 2002. The charter of the Audit Committee may be accessed on the Company’s website at www.directv.com.

Membership: James M. Cornelius, Chair; Ralph F. Boyd, Jr.; Peter A. Lund

Compensation Committee

The Compensation Committee currently has three members, all of whom are independent directors. The Compensation Committee met three times in 2004. The Compensation Committee determines the compensation of the Chief Executive Officer and other elected officers of the Company, and approves and administers all equity based plans. It assists the Board regarding recruitment of elected officers and development of succession plans. The Compensation Committee reviews the compensation of directors for service on the Board and its committees and recommends changes in compensation to the Board. The Compensation Committee periodically reviews the adequacy of its charter and recommends any proposed changes to the Board for approval. Except for the standard compensation received in connection with service on the Board and its committees, the members of the Compensation Committee are not eligible to participate in any of the compensation plans or programs it administers. The charter of the Compensation Committee may be accessed on the Company’s website at www.directv.com.

Membership: Peter A. Lund, Chair; Charles R. Lee; Haim Saban

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. The term of the members in Class II expires on the date of the Annual Meeting. The term of the members of Class III expires on the date of the 2006 annual meeting and the term of the members of Class I expires on the date of the 2007 annual meeting. You will be voting only on the election of nominees to serve as members of Class II. There are three such nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Each nominee has consented to serve if elected. The Board has no reason to believe that any nominee will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee or nominees, the persons named as proxies will vote for the substitute nominee or nominees designated by the Board.

The following table sets forth certain information with respect to the individuals nominated and recommended to be elected by the Board and is based on the records of the Company and information furnished to it by such persons. Please refer to the table titled “Security Ownership of Certain Beneficial Owners and Management” for information pertaining to stock ownership by the nominees.

Name of Nominee	Age	Position
Ralph F. Boyd, Jr.	48	Executive Vice President, Federal Home Loan Mortgage Company

James M. Cornelius	61	Non-Executive Chairman, Guidant Corporation

David F. DeVoe	58	Director, Senior Executive Vice President and Chief Financial Officer, News Corporation

BIOGRAPHICAL INFORMATION

Ralph F. Boyd, Jr. Mr. Boyd has served as a Director of the Company and as a member of the Company’s Audit Committee and the Nominating and Corporate Governance Committee since December 22, 2003. Since February 7, 2005, Mr. Boyd is the Executive Vice President/Community Relations of the Federal Home Loan Mortgage Corporation (“Freddie Mac”), the Chairman of the Freddie Mac Foundation, and a Director of the Home Ownership Funding Corporation and the Home Ownership Funding Corporation II, two real estate investment trust affiliates of Freddie Mac. Prior to that, commencing in April 2004, Mr. Boyd was the General Counsel of Freddie Mac. From 2003 through March 31, 2004, Mr. Boyd was a senior litigation partner in the law firm of Alston & Bird, LLP. Mr. Boyd was an Assistant Attorney General of the United States for Civil Rights in the U.S. Department of Justice from 2001 until 2003 and a trial partner with the Boston law firm of Goodwin Procter LLP from 1997 until 2001. Mr. Boyd also served as an Assistant U.S. Attorney in the Criminal Division of the Boston U.S. Attorney’s Office from 1991 until 1997. Mr. Boyd also currently serves as the United States Representative to the United Nations Human Rights Commission’s Committee on the Elimination of Racial Discrimination and as a Trustee of the National Housing Partnership Foundation.

James M. Cornelius. Mr. Cornelius has served as a Director of the Company since 2000 and has served as Chairman of the Company’s Audit Committee since 2003. He served as a member of the Compensation Committee from 2000 to 2003. Mr. Cornelius currently serves as the non-executive Chairman of the Guidant Corporation Board of Directors, where he has served as a Director since 1994. Previously, he served as Executive Chairman of Guidant Corporation from 1995 until his retirement as an employee in 2000. Mr. Cornelius is also a Director and Chairman of the audit committee of Chubb Corporation, a Director and Chairman of the compensation committee and a member of the audit committee of Given Imaging Ltd. and a Director and member of the audit committee of Bristol-Meyers Squibb.

David F. DeVoe. Mr. DeVoe has served as a Director of the Company since December 22, 2003. In addition, he has served as a Director and Chief Financial Officer of News Corporation since November 2004, Executive Director, Chief Financial Officer and Finance Director of TNCL from 1990 until November 2004 and Senior Executive Vice President of TNCL from 1996 until November 2004. Mr. DeVoe has been a Director of News America since 1991 and Senior Executive Vice President since 1998. Mr. DeVoe has been a Director of Fox Entertainment since 1991 and Senior Executive Vice President and Chief Financial Officer since 1998. Mr. DeVoe has been a Director of STAR since 1993, a Director of NDS since 1996, a Director of BSkyB since 1994 and a Director of Gemstar-TV Guide since 2001.

The Board of Directors recommends that the stockholders vote “FOR” the election of each of the nominees named above for election to the Board of Directors.

EXECUTIVE OFFICERS

The names and ages of the executive officers of the Company as of April 8, 2005, their positions with the Company and the date of their election to that office are as follows:

Executive Officers	Age	Position	Date of Election
K. Rupert Murdoch	74	Chairman of the Board of Directors	12/22/03

Chase Carey	51	President and Chief Executive Officer	12/22/03

Bruce B. Churchill	47	Executive Vice President, President of DIRECTV Latin America, LLC and President—New Enterprises	1/28/04

Larry D. Hunter	54	Executive Vice President, General Counsel and Secretary	1/28/04

Michael W. Palkovic	47	Executive Vice President and Chief Financial Officer	3/16/05

Romulo Pontual	45	Executive Vice President and Chief Technology Officer	1/28/04

Patrick T. Doyle	49	Senior Vice President, Controller, Treasurer and Chief Accounting Officer	3/3/04

The Board of Directors elected each of the above executive officers. Executive officers of the Company serve at the discretion of the Board of Directors and may be removed at any time by the Board with or without cause.

Bruce B. Churchill. Mr. Churchill currently serves as the Executive Vice President of the Company, President—New Enterprises and as President of the DIRECTV Latin America business. He served as Chief Financial Officer of the Company from January 28, 2004 until March 2005. Prior to joining the Company, Mr. Churchill served as President and Chief Operating Officer of STAR, a position he held beginning in May 2000. Previously, he served as the Deputy Chief Executive Officer of STAR since 1996. Prior to joining STAR, Mr. Churchill served as Senior Vice President, Finance at Fox Television.

Larry D. Hunter. Mr. Hunter currently serves as Executive Vice President, General Counsel and Secretary of the Company. He has served as Senior Vice President from June 2001 to January 2004 and as General Counsel since December 2002. He was named Associate General Counsel in June 2001 and was named Corporate Vice President in August 1998. Mr. Hunter served as Chairman and Chief Executive Officer of DIRECTV Japan from 1998 until 2001.

Michael W. Palkovic. Mr. Palkovic currently serves as the Executive Vice President and Chief Financial Officer of the Company and is the Executive Vice President and Chief Financial Officer of the DIRECTV U.S. business where he served as Senior Vice President from July 2001 to February 2004 and as Chief Financial Officer since July 2001. Mr. Palkovic joined DIRECTV in 1996. Prior to joining the Company, Mr. Palkovic held various positions at Times Mirror Cable Television.

Romulo Pontual. Mr. Pontual currently serves as Executive Vice President and Chief Technology Officer of the Company. Prior to joining the Company, Mr. Pontual served as Executive Vice President, Television Platforms at TNCL since 1996.

Patrick T. Doyle. Mr. Doyle currently serves as Senior Vice President, Treasurer, Controller and Chief Accounting Officer of the Company. He was appointed Corporate Vice President and Controller in July 2000 and Treasurer in June 2001. Previously, Mr. Doyle served as Vice President, Taxes from October 1996 to July 2000 and was given the additional responsibility of Corporate Development in June 1997.

SECURITY OWNERSHIP OF DIRECTORS, NAMED EXECUTIVE OFFICERS,

AND CERTAIN OTHER BENEFICIAL OWNERS

The beneficial ownership as of April 8, 2005 of Common Stock for each director, each named executive officer (including certain former executive officers), and all current directors and officers as a group are shown in the following table. Except for K. Rupert Murdoch who may be deemed to beneficially own approximately 34% of the Common Stock of the Company as described below, each of the individuals listed below, as well as all of the current directors and officers as a group own less than 1% percent of the outstanding shares and voting power of Common Stock (excluding those shares as to which Mr. Murdoch has disclaimed beneficial ownership).

Name	Shares Beneficially Owned	Deferred Stock Units	Stock Options[1]
K. Rupert Murdoch	0[2]	0	0
Neil R. Austrian	500[3]	0	0
Ralph F. Boyd, Jr.	500[3]	0	0
Chase Carey	754	0	1,847,235
Peter F. Chernin	0	0	0
James M. Cornelius	116,356[3]	7,984[4]	12,775[4]
David F. DeVoe	0	0	0
Charles R. Lee	40,500[3]	0	0
Peter A. Lund	500[3]	12,334[4]	5,000[4]
Haim Saban	3,950	0	0
Bruce B. Churchill	1,000	0	0
Larry D. Hunter	40,323	0	697,302
Michael W. Palkovic	11,942	0	149,000
Romulo Pontual	771	0	0
Eddy W. Hartenstein[5]	72,974	0	2,354,775
Mitchell Stern[5]	660	0	0
All Directors and Executive Officers as a group[6]	194,398[2]	20,318	5,660,952

[1]	Includes all options exercisable, whether or not having current value, within 60 days of April 8, 2005.
[2]	Fox Entertainment is the record and beneficial owner of an aggregate of 470,420,752 shares of Common Stock, representing an approximately 34% interest in the Company as of April 12, 2005 (“Fox Owned Shares”). Fox Entertainment is a wholly owned subsidiary of News Corporation and therefore News Corporation is the beneficial owner of the Fox Owned Shares. Based on a Schedule 13D/A filed with the Securities and Exchange Commission (“SEC”) on November 12, 2004 with respect to the beneficial ownership of securities of News Corporation by AE Harris Trust (the "Harris Trust"), the trustees of the Harris Trust (Cruden Financial Services, LLC ("Cruden Financial Services") and CFS 2, LLC ("CFS 2")) and K. Rupert Murdoch, the reporting persons disclose their interest in shares representing 29.5% of the outstanding voting stock of News Corporation (the "Shares"). According to the Schedule 13D/A, as a result of Mr. Murdoch's ability to appoint certain members of the boards of directors of Cruden Financial Services and CFS 2 and the two corporate trustees of the Harris Trust, Mr. Murdoch may be deemed the beneficial owner of the Shares beneficially owned by the Harris Trust. However, according to the Schedule 13D/A, Mr. Murdoch disclaims any beneficial ownership of such Shares.
[3]	Includes first of four annual distributions of 500 shares in connection with the 2004 grant of 2,000 restricted stock units for service on the Board of Directors.
[4]	Issued under the Hughes Electronics Corporation Plan for Non-Employee Directors.
[5]	Messrs. Hartenstein and Stern are no longer executive officers of the Company. Amounts included in the table for Mr. Hartenstein are as of December 31, 2004.
[6]	Total does not include shares beneficially owned by Messrs. Stern or Hartenstein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Federal securities law requires that directors and certain officers of the Company must report to the Securities and Exchange Commission and the Company, within certain periods, how many shares of the Company’s equity securities they own and if they conducted any transactions in that stock. Based upon information furnished by these stockholders, the Company believes that all required filings for 2004 and prior years have been made in a timely manner.

CERTAIN BENEFICIAL OWNERS

The following table gives information about each entity known to the Company to be the beneficial owner of more than 5% of Common Stock as of April 8, 2005. The shares listed below do not include the Common Stock held by the pension or profit sharing plans of any other corporation or other entity, or of any endowment funds of an educational or charitable institution of which a director or executive may serve as a director or trustee.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class[1]
News Corporation 1211 Avenue of the Americas New York, New York 10036	470,420,752[2]	33.9%

U.S. Trust Corporation United States Trust Company of New York 114 West 47th Street New York, New York 10036	215,465,561[3]	15.5%

Southeastern Asset Management, Inc. 6410 Poplar Avenue, Suite 900 Memphis, Tennessee 38119	73,623,087[4]	5.3%

[1]	Based upon 1,386,865,796 shares outstanding as of April 8, 2005.
[2]	Information based on Amendment No. 2 to Schedule 13D filed by stockholder with the SEC on April 12, 2005.
[3]	Information based on Amendment No. 2 to Schedule 13G filed by stockholder with the SEC on February 14, 2005, which reflects ownership as of December 31, 2004 less 57,077,800 shares sold in a secondary offering of our Common Stock by U.S. Trust Company of New York acting as the independent trustee for the General Motors Employee Benefit Plans.
[4]	Information based solely on Schedule 13G filed by stockholder with the SEC on February 8, 2005, which reflects ownership as of December 31, 2004.

EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

The table below sets forth the cash compensation as well as certain other compensation, paid or accrued by the Company for each of the past three years for Mr. Carey and each of the Company’s other four most highly compensated executive officers who were serving as executive officers as of December 31, 2004, including Mr. Stern who left the Company in March 2005 and Mr. Hartenstein, who retired on December 31, 2004. The persons named in the table below are referred to collectively as the “named executive officers.”

Name and Principal Position	Annual Compensation[1]				Long-Term Compensation
	Year	Salary ($)	Bonus[2] ($)	Other Annual Comp.[3] ($)	Restricted Stock Awards[4] ($)	Stock Options[5] (#)	LTIP Payouts[6] ($)	All Other Compensation[7] ($)

Chase Carey President and Chief Executive Officer[8]	2004 2003	2,000,000 0	3,500,000 0	52,789 0	19,994,000 0	1,883,764 0	0	83,038

Mitchell Stern DIRECTV President and Chief Executive Officer[8]	2004 2003	2,000,000 0	2,000,000 0	0 0	4,998,500[9] 0	0 0	0	76,576

Eddy W. Hartenstein Vice Chairman	2004 2003 2002	1,038,461 664,259 625,040	1,000,000 919,000 675,000	0 0 0	1,076,600[10] 0 0	0	0[10] 176,692 64,606	14,719,591 3,656,396 43,322

Bruce B. Churchill Executive Vice President and Chief Financial Officer, President, DIRECTV Latin America	2004	939,078	950,000	0	922,800	0	0	42,544

Larry D. Hunter Executive Vice President, General Counsel and Secretary	2004 2003 2002	660,575 425,048 378,169	450,000 518,000 311,000	0 0 90,492	653,650 0 0	0	217,377 72,372 29,285	1,301,079 1,281,089 24,852

[1]	Under the Deferred Compensation Plan, executive officers are permitted to defer a certain percentage of their salary, bonus and other awards. As of December 31, 2004, Messrs. Hartenstein and Hunter had elected to participate in this plan.
[2]	Amounts shown in this column for 2004 represent bonuses earned under the DIRECTV Group Executive Officer Cash Bonus Plan and for prior years the Hughes Electronics Annual Incentive Plan, in each case for performance during the year, but actually paid in the subsequent year.
[3]	The amounts shown in this column include (i) perquisites if in total they exceed the lesser of $50,000 or 10% of annual salary plus bonus and (ii) reimbursed taxes. For Mr. Carey, the amount shown includes $19,755 related to personal use of the Company aircraft and $19,790 for Company contributions to the Executive Medical Plan.
[4]	The amounts shown in this column represent the value on the grant date of restricted stock units awarded to the named executive officers. The restricted stock units in this column were granted on March 15, 2004 contingent upon stockholder approval of the 2004 Stock Plan and are shown valued at the $15.38 per share closing stock price of the Common Stock on that date. The 2004 Stock Plan was subsequently approved by stockholders at the 2004 annual meeting. The units granted to Messrs. Churchill and Hunter in 2004 will vest on December 31, 2006. The units awarded to Mr. Carey will vest on December 31, 2007. In connection with Mr. Stern’s departure from the Company, his award was reduced from 650,000 to 325,000 units which will vest on December 31, 2005. The number of units that vest, in each case, is contingent upon Company performance as discussed in the section of this proxy statement entitled “Projected Long-Term Incentive Plan – Awards in 2004.” The number of aggregated restricted stock unit holdings at December 31, 2004 for the named executive officers are as follows: for Mr. Carey 1,300,000 shares, for Mr. Churchill 60,000 shares, and for Mr. Hunter 42,500 shares. Based on the $16.74 per share closing stock price of the Common Stock on December 31, 2004, the aggregated restricted stock unit holdings would be valued as follows: for Mr. Carey $21,762,000, for Mr. Stern $5,440,500, for Mr. Churchill $1,004,400, and for Mr. Hunter $711,450. No dividends or dividend equivalent payments are paid on restricted stock units. However, if the Company elects to pay dividends to stockholders during the Performance Period, the Compensation Committee may approve dividend equivalents on the restricted stock units underlying these awards. Dividend equivalents, if any, would be paid at the same time as the restricted stock units to which they relate are paid.
[5]	The amounts shown in this column include options granted to purchase shares of Common Stock. Mr. Carey’s options were granted in connection with his agreement to surrender certain News Corporation options granted prior to his employment with the Company.
[6]

The amounts shown in this column represent awards earned under the Company’s Long-term Achievement Plan (“LTAP”) for the performance periods ending December 31, 2002, 2003 and 2004, respectively, but actually paid in the subsequent year. Under the LTAP, shares of the Company’s Common Stock are conditionally awarded as target awards at the beginning of the 3 years; prior to the 2001- 2003 LTAP, 25% of the target award was denominated in then-parent company General Motors $1 2/3 par value common stock. Performance for the listed years was measured using the Company’s consolidated financial results and relative total stockholder return targets established for the LTAP by the Compensation Committee.
[7]	The amounts shown in this column represent payments made under the Hughes Retention Bonus Plan, severance and long-term incentive payments related to change in control terminations, company-matching contributions to savings plans and employee welfare benefit plans and complimentary DIRECTV service. Hughes Retention Bonus payments in 2004 were made to Mr. Hartenstein of $3,600,000 and to Mr. Hunter of $1,250,000.

Based on his change in control severance agreement and a subsequent Retirement and Release Agreement, Mr. Hartenstein received a payment of $1,439,355 based on his outstanding target 2002-2004 and 2003-2005 LTAP grants and target 2004-2006 Special Performance-based stock award, prorated based on days of service through his termination as a retirement on December 31, 2004, and a severance payment of $9,445,260. Mr. Hartenstein also received $115,384 as payment for his unused paid time-off that had accrued prior to his election as an officer of Hughes.

The company-matching contributions for the savings plans in 2004 for Mr. Carey were $75,385, for Mr. Stern $68,923, for Mr. Hartenstein $113,943, for Mr. Churchill $37,563 and for Mr. Hunter $46,565. The company contributions for the employee welfare benefit plans in 2004 for Mr. Carey were $5,018, for Mr. Stern $5,018, for Mr. Hartenstein $3,014, for Mr. Churchill $2,346 and for Mr. Hunter $1,879.

The Company provided complimentary DIRECTV service valued at $2,635 annually for each of the named executive officers.
[8]	Messrs. Carey and Stern began their service effective on December 22, 2003 but did not receive or accrue any compensation from the Company during calendar year 2003.
[9]	The amount shown reflects the reduction of Mr. Stern’s award from the original grant of 650,000 restricted stock units to 325,000 in connection with his departure from the Company.
[10]	As provided in his Retirement and Release Agreement, Mr. Hartenstein’s rights with respect to the 2004 award of restricted stock units were settled as part of the payment made upon his retirement and the restricted stock units were cancelled. Also, amounts that otherwise would have been paid to Mr. Hartenstein under LTAP were included as part of the payment made upon his retirement.

Stock Options

The named executive officers participated in the 2004 Stock Plan as approved by the Company’s stockholders in 2004. Other than Mr. Carey, no stock options were granted to the named executive officers or any other person during 2004. Mr. Carey’s options were granted in connection with his agreement to surrender certain News Corporation options granted prior to his employment with the Company and received option grants from the Company that were substantially equivalent in vesting, expiration dates and other terms to the News Corporation options. No Stock Appreciation Rights (SARs) were granted to any person in 2004. The options granted under the 2004 Stock Plan are exercisable for shares of Common Stock.

	Individual Grants
Named Executive	Number of Securities Underlying Options Granted (#)	Percentage of Total Options to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	5%[1] ($)	10%[1] ($)

Chase Carey	202,314	10.7%	15.69	9/6/2008	929,874	2,069,088
	269,751	14.3%	15.69	9/7/2008	979,943	2,124,873
	561,982	29.8%	15.69	11/15/2009	2,690,153	6,016,129
	561,982	29.8%	23.41	5/1/2010	0	2,338,799
	134,876	7.2%	23.93	8/1/2010	0	581,597
	146,115	7.8%	18.50	8/30/2011	561,755	1,870,628
	6,744	0.4%	15.69	10/9/2012	53,283	128,900
Mitchell Stern	0	0	0	0	0	0
Eddy Hartenstein	0	0	0	0	0	0
Bruce B. Churchill	0	0	0	0	0	0
Larry D. Hunter	0	0	0	0	0	0

[1]	Assumed 5% and 10% rates of stock appreciation are rates required for illustrative purposes only and are not intended to predict actual stock appreciation.

The following table provides information as to options to purchase shares of the Common Stock exercised by each of the named executive officers in 2004 and the value of options held by them at December 31, 2004.

Aggregated Option Exercises in 2004 and Option Values at December 31, 2004

	Number of Shares Acquired on Exercise	Value Realized ($)	Number of Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004[1] ($)
Named Executive			Exercisable	Unexercisable	Exercisable	Unexercisable
Chase Carey	0	0	1,847,235	36,529	1,092,830	0
Mitchell Stern	0	0	0	0	0	0
Eddy W. Hartenstein	41,533[2]	419,406	2,354,775	0	5,206,888	0
Bruce B. Churchill	0	0	0	0	0	0
Larry D. Hunter	0	0	697,302	0	539,329	0

[1]	Calculated on the basis of the difference between the option grant price and the closing price of the Common Stock on the NYSE on December 31, 2004, which was $16.74 per share.
[2]	Mr. Hartenstein exercised these stock options as they were scheduled to expire in May 2004.

Long-Term Incentive Awards

The following table sets forth information with respect to potential payouts to the named executive officers pursuant to the 2004 Stock Plan. The awards are Special Performance-Based Awards denominated in restricted stock units, with final payment, if any, in shares of DIRECTV stock or cash equivalent at the discretion of the Compensation Committee. The award to Mr. Carey is considered a multi-year award and no additional awards are contemplated during the remainder of the term of his employment agreement. The value of the award varies with the Company’s performance and the market price of the underlying stock. The performance period for Messrs. Churchill and Hunter is January 1, 2004 to December 31, 2006. For Mr. Carey, the performance period ends December 31, 2007. As part of the agreement in connection with his departure from the Company, the award to Mr. Stern was reduced from 650,000 to 325,000 restricted stock units and the performance period ends December 31, 2005. As provided in his Retirement and Release Agreement, Mr. Hartenstein’s rights with respect to the 2004 award of restricted stock units were settled as part of the payment made upon his retirement and the restricted stock units were cancelled. With respect to the performance goals for restricted stock units granted to the executive officers other than Messrs. Carey and Stern, in 2004, the Compensation Committee determined that, for the first year of the three year performance period, the Company achieved slightly in excess of the performance targets established by the Compensation Committee in 2004. This amount will be averaged with the performance in 2005 and 2006, to determine the adjustment factor to be multiplied by the restricted stock units granted to each such executive officer in 2004, which in turn, will be used to establish the number of shares to be issued (or cash equivalent to be paid) to each such executive officer at the end of the three year performance period. The Compensation Committee has reserved discretion to reduce payments or otherwise adjust downward restricted stock unit awards in accordance with the 2004 Stock Plan. In the case of Messrs. Carey and Stern, the Compensation Committee deferred the decision on the calculation of the adjustment factor for their respective restricted stock unit awards; in Mr. Carey’s case for the four year performance period ending December 31, 2007 and in the case of Mr. Stern for the period ending December 31, 2005. If the Company pays dividends to stockholders during the Performance Period, the Compensation Committee may approve dividend equivalents on the restricted stock units underlying these awards. Dividend equivalents, if any, would be paid at the same time as the restricted stock units to which they relate are paid.

Projected Long-Term Incentive Plan—Awards in 2004

	Awards Granted During Year		Estimated Future Payouts
Named Executive	Number of Shares, Units or Other Rights	Performance Period Until Maturation or Payout	Under Non-Stock Price-Based Plans
			Threshold (#)	Target (#)	Maximum (#)
Chase Carey	1,300,000	2004-2007	0	1,300,000	1,300,000
Mitchell Stern	650,000	2004-2007	0	325,000	325,000
Eddy W. Hartenstein	70,000	2004-2006	0	0	0
Bruce B. Churchill	60,000	2004-2006	0	60,000	60,000
Larry D. Hunter	42,500	2004-2006	0	42,500	42,500

Pension Plans

Our named executive officers are eligible for retirement benefits under the Company’s Pension Plan and the Salaried Employees Excess Benefit Plan. These plans consist of a Contributory Benefit Program available to employees hired prior to August 1, 1990, a final pay Non-Contributory Benefit Program for employees hired after that date but before December 1, 2001 and a cash balance benefit (“Retirement Growth Benefit Program”) established in December 2001 for employees hired after November 30, 2001. Those employees participating in the Non-Contributory Benefit Program as of December 1, 2001 get the better of that benefit or the Retirement Growth Benefit Program.

The Contributory Benefit Program requires a 3% after-tax participant contribution and provides benefits based on one of three formulas (Career Average Formula, Minimum Benefit Formula and a Final Average Monthly Compensation Formula). The benefit received by the employee is based on the formula that provides the highest monthly benefit.

The Non-Contributory Benefit Program is a final average pay benefit using the highest 5 out of the last 10 years of covered compensation (generally, base salary plus bonus).

The Retirement Growth Benefit Program provides company credits based on 4% of covered compensation and interest credits.

All employees participating in the Non-Contributory Benefit Program receive the higher benefit from either the Non-Contributory Benefit Program or Retirement Growth Benefit Program.

As permitted by the Employee Retirement Income Security Act of 1974, the Salaried Employees Excess Benefit Plan is a supplemental plan that pays benefits out of general funds for retirement benefits payable in excess of legislated compensation and benefit limits.

Mr. Hartenstein was the only named executive officer that participated in the Contributory Benefit Program. In connection with his retirement and in accordance with the provisions of the Pension Plan, Mr. Hartenstein elected to receive a one-time lump-sum payment upon his separation from the Company. The gross amount of the lump sum payment made was $9,194,439. Mr. Hunter participates in the Non-Contributory Benefit Program but will receive the benefit which is better under either the Non-Contributory Benefit Program or the Retirement Growth Benefit Program. Messrs. Carey, Stern and Churchill participate in the Retirement Growth Benefit Program.

The following table sets forth the annual benefit for the Non-Contributory Benefit Program based on remuneration and years of service.

Non-Contributory Benefit Program1

Compensation	Years of Service
	5	10	15	20	25	30	35
100,000	5,250	10,500	15,750	21,000	26,250	31,500	36,750
200,000	12,750	25,500	38,250	51,000	63,750	76,500	89,250
300,000	20,250	40,500	60,750	81,000	101,250	121,500	141,750
400,000	27,750	55,500	83,250	111,000	138,750	166,500	194,250
500,000	35,250	70,500	105,750	141,000	176,250	211,500	246,750
600,000	42,750	85,500	128,250	171,000	213,750	256,500	299,250
700,000	50,250	100,500	150,750	201,000	251,250	301,500	351,750
800,000	57,750	115,500	173,250	231,000	288,750	346,500	404,250
900,000	65,250	130,500	195,750	261,000	326,250	391,500	456,750

[1]	Social Security offset for covered compensation estimated at $75,000 per year. Benefits calculated on a straight-line annuity basis payable as of Social Security Retirement Age (age 67) with ten or more years of service.

Years of Service as of December 31, 2004

The following table sets forth, as of December 31, 2004, the number of years of service (benefit accrual service) and the applicable covered compensation for pension benefit calculation purposes for Messrs. Hartenstein and Hunter.

Named Executive	Years of Service	Covered Compensation
Eddy W. Hartenstein	14.0000	$1,291,562
Larry D. Hunter	10.3333	$671,014

Retirement Growth Benefit Program

Based only on compensation and service through December 31, 2004, and an annual average interest rate of 4.86% applied to accrued amounts, Messrs. Carey, Stern and Churchill would receive annual annuities payable starting at age 65 of $13,112, $13,427, and $7,441 respectively, under the Retirement Growth Benefit. However, assuming Messrs. Carey and Churchill continue to work for the Company until and retire at age 65 and applying an average annual interest rate of 4.86% to the existing account balances, assumed annual salary increases each January of 3% and assumed future bonuses, Messrs. Carey and Churchill would receive annual annuities payable starting at the age of 65 of $410,855 and $210,906 respectively, under the Retirement Growth Benefit Program.

Agreements with Former Executive Officers

Retirement and Release Agreement with Mr. Hartenstein

On December 31, 2004, Mr. Hartenstein retired from the Board of Directors of the Company and as Vice Chairman. In connection with his retirement, the Company and Mr. Hartenstein agreed that Mr. Hartenstein’s employment agreement dated as of January 1, 2004 would terminate at December 31, 2004, rather than continuing through its entire three-year term. Also, the Company and Mr. Hartenstein entered into a Retirement and Release Agreement, which provided, among other things, for payment to Mr. Hartenstein of $12 million on December 31, 2004, in settlement of his rights to an annual bonus for 2004, severance, reimbursement of outplacement and payments in respect of Long Term Achievement Plan awards and restricted stock units awarded under the Company’s stock incentive plans.

Mr. Hartenstein agreed to a customary release of claims and affirmed his continuing non-compete and confidentiality obligations under his agreements with the Company.

Termination Arrangements with Mr. Stern

On March 7, 2005, Mr. Stern ceased to serve as President and Chief Executive Officer of DIRECTV Holdings LLC (“DIRECTV”), a wholly-owned subsidiary of the Company. Effective April 1, 2005, his employment under the employment agreement dated as of January 1, 2004 among the Company, DIRECTV and Mr. Stern terminated. Pursuant to his employment agreement and the related Performance Stock Unit Award Agreement between the Company and Mr. Stern dated as of March 16, 2004 (“RSU Agreement”), Mr. Stern received the following in connection with the termination of his employment:

•	Payment of base salary and pro-rated target bonus for 2005 through April 1, 2005.

•	Vesting of 325,000 restricted stock units of the Company (subject to downward adjustment based on DIRECTV’s performance against certain specified targets as provided in the RSU Agreement), for services performed in 2004 and 2005. These units will vest on December 31, 2005, and the Company will thereafter pay cash in lieu of the restricted stock units, based on the value of the Common Stock on the vesting date and the applicable performance adjustment factor.

•	Payment of an amount equal to the difference between (a) the amounts actually paid to Mr. Stern during his employment in respect of base, bonus and restricted stock units as described above, and (b) the minimum guaranteed annual compensation under his employment agreement ($5,000,000) for the period through the termination date, plus two years. A portion ($6,000,000) of this amount was paid on April 4, 2005, and the balance will be paid when the payment in respect of the restricted stock units referred to above is made. In addition, because Mr. Stern agreed not to require the payment in advance of this amount, as contemplated by his employment agreement, the Company will pay additional consideration calculated by applying interest at 5.12% per annum to the amount paid in 2006, for the period from April 1, 2005, until payment is made in 2006. However, if the value of the vested restricted stock units exceeds the remaining unpaid guaranteed amount to which Mr. Stern is entitled under his employment agreement, then the payment for the restricted stock units will be appropriately reduced.

•	Continuation of certain benefits through January 1, 2008, except that (a) health care coverage (other than retiree health care coverage) terminates if Mr. Stern receives health care coverage from a subsequent employer and is bridged to age 55 if he does not receive such coverage, (b) the Company is required to provide retiree medical benefits at age 55, as if he had continued as an employee of the Company through that date, and (c) the pension and welfare benefits must, in the aggregate, be of no less value to Mr. Stern than those provided by News America Incorporated at January 1, 2004.

Mr. Stern continues to be subject to certain non-compete, confidentiality, non-hire and proprietary information provisions in his employment agreement and related agreements.

Agreements with Current Executive Officers

Employment Agreement with the Chief Executive Officer of the Company

The Company entered into the employment agreement described below with Chase Carey, the Company’s President and CEO, effective January 1, 2004, after review and approval of the terms and conditions of the agreement by the Company’s Compensation Committee.

Term. The term of the agreement is from January 1, 2004 through December 31, 2007. Subject to continued service on specified boards, Mr. Carey has agreed to work full time for the Company during the term of his employment.

Base Salary. Mr. Carey initially received a base annual salary of $2,000,000 per year, subject to annual cost of living adjustments. For 2006, his annual salary is $2,076,000.

Annual Cash Bonus. Mr. Carey is eligible to receive an annual performance bonus, payable in cash, commencing for the year ending December 31, 2004, with a target bonus of 150% of his base salary for the applicable year. The amount of this bonus will be determined annually by the Compensation Committee, in accordance with, and upon satisfaction of the standards contained in, the Company’s Executive Officer Cash Bonus Plan.

Restricted Stock Units. The Compensation Committee authorized the grant to Mr. Carey of 1,300,000 restricted stock units in 2004 (“Units”). These Units vest at the end of the term of his employment, subject to downward adjustment in the discretion of the Compensation Committee based on the Company’s achievement of certain performance standards (“Adjustment Factor”) over the term of his employment as established by the Compensation Committee.

Termination. If Mr. Carey’s employment terminates due to his death or disability, Mr. Carey (or his estate or beneficiaries) is entitled to: (a) base salary and pro-rated annual cash bonus through the date of termination; (b) the Units, vested 25% for each full or partial contract year, subject to downward adjustment based on the Adjustment Factor; and (c) exercise any stock options granted pursuant to the Stock Plan (including any unvested options) for up to 12 months after termination.

If Mr. Carey’s employment is terminated for cause (as defined in his agreement), he is only entitled to base salary through the date of termination, and all Units are forfeited.

If Mr. Carey’s employment is terminated for any other reason, he is entitled to (a) base salary through the term of his employment; (b) target bonus for the year in which his employment is terminated and for the succeeding year (unless the termination occurs after December 31, 2006); and (c) vesting of all the Units and the right to exercise options (including unvested options) for up to 12 months after termination.

Noncompetition and Confidentiality. Mr. Carey has agreed not to compete with the Company during the term of his employment and for 12 months thereafter. He has also agreed, during the term of his employment and for 18 months thereafter, not to induce or solicit any executive, professional or administrative employee of the Company or its affiliates to leave such employment. Further, Mr. Carey is required to maintain the confidentiality of certain information of the Company, and not to use such information except for the benefit of the Company.

Option Grants to Chief Executive Officer of the Company

At the time of his employment by the Company, Mr. Carey had outstanding options to purchase an aggregate of 5,312,000 preferred limited voting ordinary shares of TNCL at varying prices and for varying terms. In order to fully align his interests with the stockholders of the Company, Mr. Carey agreed to exercise or surrender all of these options, as described below. To effect this, Mr. Carey agreed to exercise all the TNCL options which were granted on or before August 1997, which totaled options for 1,960,000 shares. With respect to his remaining TNCL options, Mr. Carey agreed, with the approval of the Compensation Committee and the Board of Directors, to surrender his TNCL options and receive from the Company option grants which were substantially equivalent in vesting, expiration dates and other terms to the TNCL options being surrendered and with appropriate adjustments in share amount and exercise price, as determined in consultation with an independent consulting firm retained by the Compensation Committee. However, consistent with the 2004 Stock Plan, the grant price for the options for shares of Common Stock was not less than the fair market value of such stock on the grant date (March 15, 2004). The options granted by the Company to Mr. Carey, are as follows:

Number of Shares of Common Stock Subject to Option Grant	Expiration Date	Grant Price ($)	Vesting
269,751	9/07/08	15.69	All vested
202,314	9/06/09	15.69	All vested
561,982	11/15/09	15.69	All vested
561,982	5/01/10	23.36	All vested
134,876	8/01/10	23.89	All vested
146,115	8/30/11	18.47	109,586 vested; 36,529 vest on 8/05
6,744	10/9/12	15.69	All vested

Other Employment Agreements with Executive Officers

The Company has entered into employment agreements with each of Messrs. Churchill and Hunter as authorized by the Compensation Committee. In addition, the Company has entered into an employment agreement with Michael W. Palkovic in connection with his appointment as Chief Financial Officer of the Company. The material terms of these agreements are summarized below:

Term. The term of each of the agreements with Messrs. Churchill and Hunter is from January 1, 2004 through December 31, 2006. The term of the agreement with Mr. Palkovic is from March 19, 2005 through March 19, 2008.

Base Salary. Current base salaries for the executives are as follows: Mr. Churchill $987,000; Mr. Hunter $675,000; Mr. Palkovic $675,000. Base salaries are subject to increase at the discretion of the Company.

Annual Cash Bonus. Each of these executive officers is eligible to receive an annual performance bonus, payable in cash, with a target bonus of a specified percentage of such officer’s base salary for the applicable year (100% for Mr. Churchill; 65% for Mr. Hunter; 65% for Mr. Palkovic). The actual amount of this bonus will be determined annually based upon the recommendation of the Chief Executive Officer of the Company and subject to approval by the Compensation Committee in accordance with, and upon satisfaction of the standards contained in, the Company’s Executive Officer Cash Bonus Plan.

Restricted Stock Units. The Compensation Committee authorized the grant of performance-based Units to these executive officers. The number of Units awarded to each is determined annually, and the Units will vest three years after grant, subject to the performance standards that are established by the Compensation Committee at the time the awards are granted. The performance standards for the 2004 grant were the same as those established for Mr. Carey (but determined over three years rather than four years).

Termination. If the executive’s employment terminates due to his death or disability, such executive (or his estate or beneficiaries) is entitled to base salary and pro-rated annual cash bonus through the date of termination. If an executive’s employment is terminated for cause (as defined in his agreement), he is only entitled to base salary through the date of termination.

In the case of Mr. Churchill, if his employment is terminated for any other reason, he is entitled to base salary and target bonus through the end of the term of his agreement. Messrs. Hunter and Palkovic have certain separate severance arrangements as described below under “Change of Control Agreements with Executive Officers”.

With respect to any unvested Units at the date of termination of employment of Messrs. Churchill, Hunter or Palkovic, the following provisions apply (unless other arrangements are approved by the Compensation Committee): (a) in the case of termination due to death or disability or without cause, Units will vest 33 1/3% for each full contract year, subject to downward adjustment based on the Adjustment Factor and (b) in the case of termination for cause or voluntary termination by the employee, all Units will be forfeited.

Noncompetition and Confidentiality. Each executive has agreed not to compete with the Company during the term of his employment agreement and, in the case of Mr. Churchill, for 12 months thereafter. Each executive has also agreed, during the term of his employment and for two years thereafter, not to induce or solicit any executive, professional or administrative employee of the Company or its affiliates to leave such employment. Further, each executive is required to maintain the confidentiality of certain information of the Company, and not to use such information except for the benefit of the Company.

Change of Control Agreements with Executive Officers

Except as described below, there are no compensatory plans or arrangements that would result in payments to the Company’s executive officers upon a change-in-control of the Company.

Each of Messrs. Hunter and Palkovic has a change-in-control retention and severance agreement. The split-off of the Company from General Motors Corporation and the subsequent acquisition of an approximately 34% ownership interest by News Corporation ( the “News Transactions”) constituted a change-in-control under that severance agreement. Under the severance agreement, no benefits are payable unless, during a specified period following the change-in-control of the Company (until December 22, 2006 for Mr. Hunter and until March 19, 2008 for Mr. Palkovic), the applicable executive’s employment is terminated by the Company without cause or the executive terminates his employment for good reason (as defined in the agreement). The agreement provides for payment of severance calculated as two times the greater of the executive’s base salary and bonus for 2003, or his then current base salary and bonus at the time of employment termination, continuation of employee group health, dental and vision plan benefits for a specified period of time, reimbursement for outplacement services and accelerated vesting of unvested stock options and payment of pro-rated LTAP awards through the date of termination. If an excise tax under Code Section 4999 is imposed on any payment pursuant to the agreement, the executive shall receive a gross-up payment such that, after taxes, the net remaining gross-up payment shall equal the excise tax.

Mr. Hartenstein also had a change-in-control retention and severance agreement. Upon his retirement on December 31, 2004 and as a result of the terms of his severance agreement, Mr. Hartenstein received an additional retirement benefit under the Hughes Salaried Employees Excess Benefit Plan as if he had satisfied the “Rule of 75”1 benefit under that plan.

Under the Company’s retention plan, 50% of the specified retention award was paid to each executive upon the completion of the News Transactions and the remaining 50% was paid on December 22, 2004 (i.e. 12 months after the completion of the News Transactions). The remaining payments paid in 2004 to the affected executive officers under the retention plan were as follows: $3.6 million for Mr. Hartenstein, $1.25 million for Mr. Hunter, $1,000,000 for Mr. Doyle and $475,000 for Mr. Palkovic.

[1]	Normal retirement date is age 65; however, the Hughes Salaried Employees Excess Benefit Plan provides for an early retirement subsidy as early as age 55 with 20 years of service (referred to as the “Rule of 75”).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

The Compensation Committee of the Board of Directors administers the Company’s executive compensation programs. During 2004, four persons served as members of the Compensation Committee. Peter A. Lund, Chair and Charles R. Lee served during the entire year. John L. Thornton served until his resignation from the Board effective July 27, 2004. Haim Saban joined the Compensation Committee in December 2004 after the final committee meeting of 2004 and, therefore, did not participate in any of the Compensation Committee’s 2004 meetings. Each member of the Compensation Committee has been determined by the Board to be an “independent director” as defined in the Company’s Amended and Restated By-Laws and the applicable rules of the NYSE.

REPORT OF THE COMPENSATION COMMITTEE OF THE DIRECTV GROUP, INC.

ON EXECUTIVE COMPENSATION

Compensation Philosophy

The philosophy of the Compensation Committee is to provide executive compensation designed to enhance stockholder value. Consistent with this goal, the Compensation Committee intends that compensation plans: (i) link total compensation with business performance goals, (ii) are appropriate and competitive with the market and (iii) comply with all applicable laws and regulatory requirements.

In making its decisions, the Compensation Committee reviews the nature and scope of the executive officer’s responsibilities as well as his or her effectiveness in supporting the Company’s long-term goals. The Compensation Committee also considers the compensation practices of peer group major corporations, including those competing with the Company. In furtherance of its compensation oversight, the Compensation Committee has relied upon the services of an independent compensation consultant who is hired by, and reports to, the Compensation Committee.

There are two primary types of compensation provided to the executive officers: (i) annual compensation, which includes base salary intended to provide a stable annual salary at a level consistent with individual contributions, and a potential annual performance bonus intended to link each officer’s compensation to the Company’s performance, and (ii) long-term compensation, which includes stock or other equity based compensation intended to encourage actions to maximize stockholder value over the long-term.

In determining the proper amount for each component, the Compensation Committee reviews the compensation paid for similar positions at other corporations within the peer group.

Annual Compensation

Base Salary. The Compensation Committee aims to position base salaries for the executive officers annually at levels that are consistent with market norms, with consideration of (i) the performance of the Company, (ii) individual performance of each executive and (iii) the executive’s scope of responsibility in relation to other officers and key executives within the Company. The Compensation Committee also considers the compensation practices of its peer group. Based upon these and other factors which it considers relevant, and in light of the Company’s overall long-term performance, the Compensation Committee has considered it appropriate, and in the best interests of the stockholders, to target base salary compensation at least at the median level of the peer group to enable the Company to continue to attract, retain and motivate the highest level of executive personnel. In selected cases, other factors may also be considered. In 2004, the Compensation Committee reviewed and approved the base salaries in the employment agreements of each of the named executive officers.

Bonuses. The Company’s Executive Officer Cash Bonus Plan (the “Bonus Plan”) provides for the payment of cash bonuses based on the Company’s performance in relation to predetermined objectives and individual executive performance for the year then ended.

For 2004 bonuses, the Compensation Committee determined that the Net Subscriber Growth target had been achieved which permitted the maximum payment to be made under the Bonus Plan. The Committee then considered other factors in the Company’s performance such as churn, ARPU growth (Average Revenue Per Unit), SAC (Subscriber Acquisition Cost), margin improvement, and other factors including the executive officer’s individual performance and determined that while overall performance had been positive, the individual awards would be granted in amounts that in each case were less than the maximum payment permitted under the Bonus Plan.

Long-Term Compensation

The Compensation Committee is committed to long-term incentive programs for executives that promote the long-term growth of the Company. The Compensation Committee believes that stock ownership and stock-based incentive awards are the best way to align the interests of the executive officers with those of the Company’s stockholders.

Equity Based Compensation. Historically, the Compensation Committee has granted to executive officers options to purchase shares of Common Stock under the Company’s stock plan that was adopted when the Company was a wholly owned subsidiary of GM. To align Mr. Carey’s interests with those of DIRECTV stockholders, Mr. Carey was granted stock options in connection with his agreement to surrender certain News Corporation options granted prior to his employment with the Company. In 2004, no stock options were granted to the other named executive officers or any other person.

With the stockholders approval of the 2004 Stock Plan, the named executive officers were granted Special Performance-based Awards denominated in restricted stock units, with final payment, if any, in shares of DIRECTV stock or cash equivalent at the discretion of the Compensation Committee. The award to Mr. Carey is considered a multi-year award and no additional awards are contemplated during the remainder of the original term of his employment agreement. The value of the awards varies with the Company’s performance and the market price of the underlying stock. The performance period is January 1, 2004 to December 31, 2006, except for Mr. Carey, whose performance period ends December 31, 2007. With respect to the performance goals for restricted stock units granted to the executive officers other than Mr. Carey, in 2004, the Compensation Committee determined that, for the first year of the three year performance period, the Company achieved slightly in excess of the performance targets established by the Compensation Committee in 2004. This amount will be averaged with the performance in 2005 and 2006, to determine the adjustment factor to be multiplied by the restricted stock units granted to each such executive officer in 2004, to establish the number of shares to be issued (or cash equivalent to be paid) to each such executive officer at the end of the three year performance period. The Compensation Committee has reserved discretion to reduce payments or otherwise adjust downward restricted stock unit awards in accordance with the 2004 Stock Plan. In the case of Mr. Carey and Mr. Stern, the Compensation Committee deferred the decision on the calculation of the adjustment factor for his restricted stock unit awards for the four year performance period ending December 31, 2007. If the Company pays dividends to stockholders during the Performance Period, the Committee may approve dividend equivalents on the restricted stock units underlying these awards. Dividend equivalents, if any, would be paid at the same time as the restricted stock units to which they relate are paid.

Other Long Term Incentives. The Company also had a Long-Term Achievement Plan (“LTAP”) that awarded equity-based compensation to senior executives if three-year performance targets established by the Compensation Committee are achieved. The final number of shares or cash compensation received by the executives at the end of the performance period, if any, depends on the Company’s performance relative to those targets. Prior to 2004, the LTAP was initiated each January, resulting in three plans running concurrently.

Beginning with the three-year LTAP commencing in 2001, payouts are determined based on the Total Shareholder Return (“TSR”) performance ranking (expressed as a percentile) of the Company’s stock as compared to the TSRs of companies that were selected by the Compensation Committee at the beginning of the three-year period. In its discussion of Company performance, the Compensation Committee provided an interpretation of the LTAP in order to factor in the effect of the split off of the Company from GM, which occurred on December 22, 2003. For the 2002-2004 LTAP, performance was above the threshold for a payout but below target and therefore, reduced payouts were made for the period ended December 31, 2004. Although the target awards were denominated in the Company’s shares, the Compensation Committee determined that the 2002-2004 LTAP payouts would be made in cash. Because LTAP has been replaced by the 2004 Stock Plan, no awards were made under LTAP in 2004 and it is not anticipated that any future awards will be made under LTAP. The final payout under the LTAP, if any, will be for the 2003-2005 LTAP.

Retention Awards

In 2001, because of the proposed restructuring of the Company and the need to retain key employees during that process, the Compensation Committee approved a retention program for key executives, including Messrs. Hartenstein, Hunter, Doyle and Palkovic. The first payment under this retention program occurred at the close of the News Transactions; the second and final payment occurred one year later on December 22, 2004.

Compensation of Chief Executive Officer

Effective December 22, 2003, Chase Carey was elected President and Chief Executive Officer, replacing Jack Shaw. For the balance of 2003, Mr. Carey received no compensation. The Board established Mr. Carey’s compensation package for 2004, which is reflected in an employment agreement with Mr. Carey effective January 1, 2004. That agreement is summarized in the Company’s proxy statement.

To determine the amount of the CEO’s 2004 annual performance-based bonus, the Compensation Committee evaluated the Company’s performance and the CEO’s performance as a participant in the Bonus Plan. The Compensation Committee determined that the Company achieved the Net Subscriber Growth target for 2004 which, as with the other officers, permitted payment of the maximum award amount under the Bonus Plan. In its evaluation of the CEO’s performance, the Compensation Committee also considered various financial and operational performance factors of the Company. The Compensation Committee considered the Company’s performance in areas such as churn, ARPU growth, SAC, margin improvement, and other factors and determined that overall financial and operational performance had been positive. The Compensation Committee also evaluated the CEO’s overall leadership of executives and employees, particularly in the context of a transitional year for DIRECTV. During that time, the CEO focused the Company’s energies on its core direct-to-home business. The Company sold its stakes in PanAmSat, Hughes Software Systems and XM Satellite Radio and developed a new ownership arrangement for Hughes Network Systems. DIRECTV Latin America emerged from bankruptcy and entered into a series of transactions designed to consolidate its platforms with those of Sky Latin America in each of the major territories in Latin America. The lawsuits with NRTC and Pegasus were resolved and their subscribers and distribution rights were acquired by DIRECTV. A new executive team was recruited and transitioned into the business. Based on consideration of all of these factors, the Compensation Committee determined that the CEO’s bonus would be above the target bonus in the CEO’s employment agreement although less than the maximum amount permitted by the Bonus Plan.

Internal Revenue Code Section 162(m)

The Compensation Committee also considers the potential impact of Section 162(m) of the Code. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the other four highest compensated senior executive officers, other than compensation that is performance-based under a plan that is approved by the stockholders of the Company and that meets certain other technical requirements. Based on these requirements, the Company has determined that it is entitled to a tax deduction for compensation paid to executive officers during 2004, other than base salaries for Messrs. Carey, Stern and Hartenstein in excess of $1 million.

While the Compensation Committee designs certain components of executive compensation to preserve deductibility, it believes that stockholder interests are best served by not restricting the Compensation Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the Compensation Committee has from time to time approved, and may in the future approve, compensation arrangements for certain officers that are not fully deductible. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Submitted on April 20, 2005 by the members of the Compensation Committee of the Company’s Board of Directors.

Compensation Committee

Peter A. Lund, Chair

Charles R. Lee                      Haim Saban

PERFORMANCE PRESENTATION

The following graph compares five-year cumulative return to stockholders for the Company against the S&P 500 Composite Stock Price Index (the “S&P 500 Index”) and an industry peer group (“Industry Peer Group”). The performance of the Company includes the historical performance of GM Class H common stock, which was listed on the NYSE under the ticker symbol “GMH”. The GM Class H common stock was a tracking stock intended to reflect the financial performance of the Company prior to its split-off from GM. For the period from December 31, 1999 through December 22, 2003, the table below reflects the performance of the GM Class H common stock, and for the period from December 23, 2003 through December 31, 2004, the table reflects the performance of DIRECTV common stock. The Company’s Common Stock began trading under the ticker symbol “HS” on December 23, 2003. On March 16, 2004, Hughes Electronics Corporation changed its name to The DIRECTV Group, Inc. and, effective March 17, 2004, its ticker symbol was changed to “DTV”.

The comparison with the Industry Peer Group was developed to complete the analysis. Last year, the Industry Peer Group included Comcast Corporation, EchoStar Communications Corporation, Cablevision NY Group, Charter Communications, Time Warner Inc. and Cox Communications. However, Cox Communications is no longer a publicly-traded company. For comparison purposes, the chart below shows the old Industry Peer Group including Cox Communications through the end of 2003 and the new Industry Peer Group which includes all of the above named companies except Cox Communications through the end of 2004. The comparison assumes $100 invested in the Company, the S&P 500 Index, and the old and new Industry Peer Group on December 31, 1999, and reflects dividend reinvestment and annual weighting of the industry peer indices by individual company market capitalization. Although the companies in the industry peer indices were selected because of similar industry characteristics, they are not entirely representative of the Company’s business.

COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

THE DIRECTV GROUP, INC., S&P 500 INDEX AND INDUSTRY PEER GROUP

	The DIRECTV Group, Inc.	S&P 500	New Industry Peer Group	Old Industry Peer Group
1999	100	100	100	100
2000	72	91	55	59
2001	48	80	51	55
2002	33	63	25	28
2003	52	80	47	49
2004	52	89	48

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As part of the News Transactions, the Certificate of Incorporation and By-Laws of the Company were amended to provide that the Audit Committee shall have the sole authority to review, consider and pass upon any transaction by the Company and its subsidiaries with an entity that the Audit Committee determines could be considered an interested party. The process for this review is also discussed in the Audit Committee Charter which may be accessed on the Company’s website at www.directv.com. The Audit Committee has adopted policies and procedures for related party transactions. Following the close of the News Transactions, certain matters involving News Corporation or its subsidiaries have been considered by the Audit Committee. As a result of that review, the Audit Committee approved or ratified several transactions which are described below.

Transactions Between the Company and News Corporation and its Subsidiaries

Fox Entertainment, a wholly owned subsidiary of News Corporation, owns approximately 34% of the outstanding Common Stock. Consequently, transactions between the Company and its subsidiaries and News Corporation and its subsidiaries may be deemed to be related party transactions. Prior to the close of the News Transactions, News Corporation and its subsidiaries were engaged in a broad range of relationships with the Company and its subsidiaries. To the extent that those relationships were documented in agreements executed prior to the close of the News Transactions and continue, the Company believes that the terms and conditions of all such arrangements were negotiated as arm’s length transactions with an unaffiliated entity and are fair and reasonable. In cases where agreements have been executed subsequent to the News Transactions, the Audit Committee has reviewed and approved the arrangements based on a consideration of the contract terms and other relevant factors.

Transactions involving News Corporation and its subsidiaries are in the following areas:

The DIRECTV Group

Obligations and Rights Arising out of the News Transactions: As part of the News Transactions, the Company is party to several agreements with News Corporation and with GM. Among other things, under the transaction agreements, each of GM, News Corporation and the Company provides limited indemnification for certain claims that could arise from the completion of the News Transactions. The Company also indemnifies GM with regard to certain tax liabilities associated with the News Transactions should the Company take any actions that result in adverse tax consequences for GM. There are also agreements between the Company and News Corporation regarding certain employment matters. These matters are discussed in more detail in our Registration Statement on Form S-4 that was filed with the SEC in connection with the News Transactions. The Company believes that all of these various agreements were entered into on an arm’s-length basis and that the terms and conditions are fair to the Company.

Leased Facilities: The Company subleases space from News Corporation affiliates for its offices in New York City and in Washington, D.C. In addition, DIRECTV Latin America subleases space for its headquarters from a News Corporation affiliate. In each case, the lease arrangements have been reviewed and approved by the Audit Committee after review of the terms and comparison with alternatives available from independent third parties.

Sky Latin America Transactions: On October 8, 2004, the Company entered into a series of transactions with each of News Corporation, Liberty Media International, Inc., Grupo Televisa, S.A. and Globo Comunicacoes e Participacoes S.A. that provide for the reorganization of the Company’s direct-to-home satellite businesses in Latin America and consolidation of those businesses with the Sky Latin America direct-to-home satellite businesses. In these transactions, the Company agreed, among other things, to acquire the equity interests of News Corporation in the Sky Latin America platforms. The transaction in Brazil remains subject to local regulatory approval. Total cash consideration for all the equity interests to be acquired by the Company is approximately $580 million, of which $398 million in total was paid to New Corporation and Liberty Media in October 2004.

DIRECTV U.S. and DIRECTV Latin America

Programming: DIRECTV U.S. and DIRECTV Latin America purchase programming created or owned by subsidiaries of News Corporation. DIRECTV U.S. has programming and retransmission agreements with Fox Entertainment for Fox News Channel, Fox Sports Networks, FX Networks and others. DIRECTV U.S. also obtains foreign language programming for its U.S. service from affiliates of News Corporation, including a SkyItalia news channel, and Star Plus (a Hindi-language channel). DIRECTV U.S. also renegotiated its contract with The Golf Channel at the request of News Corporation which included compensatory arrangements from News Corporation on a basis that was approved by the Audit Committee.

DIRECTV U.S. also has an agreement with TV Guide Networks, Inc. pursuant to which DIRECTV U.S. licenses the rights to distribute the TV Guide Channel to its subscribers.

Similarly, DIRECTV Latin America obtains programming from News Corporation affiliates. Programming obtained from News Corporation affiliates includes Fox Sports World Español, Fox Sports Mexico Distribution, Speed Channel, Canal Fox, National Geographic and Fox News.

Middleware: DIRECTV U.S. has an agreement with NDS to provide a customized middleware platform for DIRECTV U.S. set top boxes which permits the delivery of a simplified, more consistent on-screen user interface as well as to support the deployment of new interactive services. News Corporation owns approximately 77.8% of NDS’ outstanding share capital.

Interactive Program Guides: DIRECTV U.S. has license and distribution agreements with Gemstar-TV-Guide Interactive, Inc., providing DIRECTV U.S. with rights to utilize Gemstar-TV Guide’s intellectual property and technology, as well as its TV Guide brand, in interactive program guides across the DIRECTV U.S. subscriber base. News Corporation owns approximately 42.9% of Gemstar-TV Guide’s common stock.

Conditional Access: DIRECTV U.S. and NDS have entered into a six year agreement effective March 1, 2004 for the provision of conditional access products and services, including smart cards, a key component of the access system. NDS will be the exclusive provider of smart cards and conditional access services for DIRECTV U.S., and will be responsible for developing new smart cards for introduction periodically during the term of the agreement. New generation cards required to replace older cards in existing DIRECTV U.S. receivers will be provided at no cost, while additional cards required for new receivers are provided at a fixed agreed price. DIRECTV U.S. will pay NDS a monthly fee per subscribed household and per active smart card. The contract can be extended for two additional one year periods at the sole discretion of DIRECTV U.S. The agreement includes a transition process which allows DIRECTV U.S., in the event the agreement will terminate, to prepare for transition to another provider, including access and licenses to required technology, in exchange for agreed transition payments. NDS also provides conditional access services to DIRECTV Latin America, including design, manufacture and distribution of the smart cards used to encrypt the DIRECTV service. NDS also operates the conditional access centers and provides signal security services for DIRECTV Latin America.

Interactive: NDS also provides some development tools that are used to create interactive applications for DIRECTV Latin America. Visionik, which was acquired in 2003 by NDS, provides interactive games used in the DIRECTV Latin America interactive television service.

Ad Sales: Affiliates of Fox Entertainment place and manage ad sales for DIRECTV U.S. and DIRECTV Latin America.

Hughes Network Systems, Inc.

Network Services: An Indian subsidiary of HNS provides voice, data and video network support for the Star News Channel, a wholly owned subsidiary of News Corporation.

Relationships Between the Company and Certain Other Parties

Set Top Box Manufacturing: Thomson Inc. is the manufacturer of a significant number of set top boxes for DIRECTV. Mr. Hartenstein serves as a member of the Board of Directors of Thomson Inc.

Hallmark Channel: DIRECTV U.S. is party to an agreement with Crown Media United States, LLC (“Crown Media”) dated as of August 20, 2001, whereby DIRECTV U.S. obtained stock in Crown Media and the right to have one observer attend meetings of the Crown Media Board of Directors. The stock was given as partial consideration for carriage by DIRECTV U.S. of Crown Media’s Hallmark channel. Mr. Lund, a Director of the Company since 2000, is also a Director and member of the audit committee of Crown Media.

Registration Rights Agreement: In June 2000 and March 2003, GM contributed shares of GM Class H common stock to certain of its employee benefit plans (“GM Benefit Plans”). GM also entered into a registration rights agreement with the GM Benefit Plans that provided the plans with registration rights with respect to those shares. As part of the News Transactions, those shares were exchanged for shares of Common Stock and the Company succeeded to most of the rights and obligations of GM under the registration rights agreement. In January 2005, the trustee of the GM Benefit Plans exercised demand registration rights under the registration rights agreement and subsequently sold 57,077,800 shares of Common Stock. As of March 31, 2005, the GM Benefit Plans held approximately 215.2 million shares of Common Stock.

The registration rights agreement provides, among other things, that the GM Benefit Plans together have the right to engage in limited registered or unregistered underwritten public offerings or negotiated transfers of their shares of Common Stock for the duration of the agreement. This right is subject to the right of the Company to postpone the filing or effectiveness of any registration or the making of negotiated transfers at any time that the Company determines that such action would interfere with any proposal or plan by the Company to engage in any material transaction or would require the Company to make a public disclosure of material information which was previously non-public. The registration rights agreement also provides that the GM Benefit Plans are prohibited from making a negotiated transfer of Common Stock to certain persons who are or who as a result of the transfer would become holders of more than 5% of the Common Stock or in blocks of more than 2% of the then outstanding Common Stock.

AUDIT COMMITTEE REPORT

The Audit Committee of The DIRECTV Group, Inc. Board of Directors, or the Committee, is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The members of the Committee are J. M. Cornelius (Chair), P. A. Lund and R. F. Boyd, Jr. The Committee recommends to the Board of Directors the selection of the Company’s independent auditors.

Management is responsible for internal controls over financial reporting, disclosure controls and procedures and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing independent audits of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No.61, “Communication with Audit Committees,” as amended.

The Company’s independent registered public accounting firm also provided to the Committee the written disclosures required by Independence Standards Board Standard No.1, “Independence Discussions with Audit Committees” and the Committee discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Committee’s discussions with management and the independent registered public accounting firm and the Committee’s review of the representation of management and the reports of the independent registered public accounting firm to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

/s/    J. M. CORNELIUS, Chair

/s/    P. A. LUND

/s/    R. F. BOYD, JR

FEES PAID TO OUTSIDE INDEPENDENT REGISTERED ACCOUNTING FIRM

For the years ended December 31, 2004 and 2003, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) which includes Deloitte Consulting.

Audit and audit-related fees aggregated $6,755,000 and $4,664,000 for the years ended December 31, 2004 and 2003, respectively and were composed of the following:

Audit Fees

The aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2004 and 2003, the audit of management’s assessment of internal controls over financial reporting as of December 31, 2004 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $4,910,000 in 2004 and $3,389,000 in 2003.

Audit-Related Fees

The aggregate fees billed for audit-related services for the fiscal years ended December 31, 2004 and 2003 were $1,921,000 and $1,275,000 respectively. These fees relate to audits of the benefit plans of the Company and PanAmSat Corporation for periods prior to our sale of our interest in PanAmSat Corporation, accounting research and consultation on the DIRECTV Latin America restructuring and U.S. GAAP issues, and due diligence and consultation on certain merger issues conducted in both 2003 and 2004.

Tax Fees

The aggregate fees billed for tax services for the fiscal years ended December 31, 2004 and 2003 were $303,000 and $1,156,000 respectively. These fees relate to tax consultations and services related to domestic and foreign office compliance in both 2003 and 2004.

All Other Fees

The aggregate fees for services not included above were $518,000 and $481,000 respectively, for the fiscal years ended December 31, 2004 and 2003. All of these fees were billed by Deloitte Consulting. These fees relate to health plan provider services in both 2003 and 2004.

The Audit Committee is directly responsible for reviewing and approving, prior to commencement of work, the proposed scope of work and the proposed fee for any and all future engagements of the outside auditors, including the annual audit of each fiscal year.

PROPOSAL 2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of Deloitte & Touche LLP to audit the consolidated financial statements and internal control over financial reporting of the Company for the fiscal year ending December 31, 2005. Deloitte & Touche LLP audited the consolidated financial statements and internal control over financial reporting of the Company for the fiscal year ended December 31, 2004.

Representatives of Deloitte & Touche LLP are expected to be available at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company.

STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the 2006 annual meeting of stockholders, proposals of stockholders intended to be presented for action at that meeting or nomination of persons for election to the Board must be received by the office of the Secretary of the Company either by mailing your proposal by first class mail with sufficient postage to The DIRECTV Group, Inc., Attention: Secretary, 2250 E. Imperial Highway, El Segundo, CA 90245 or by faxing to the attention of the Secretary at 1-310-964-0839, by either means no later than December 30, 2005.

Under the Company’s Amended and Restated By-Laws, notice of any other matter intended to be presented by a stockholder for action at the 2006 annual meeting must be sent by first class mail and addressed to the office of the Secretary of the Company at 2250 E. Imperial Highway, El Segundo, CA 90245 or faxed to the attention of the Secretary at 1-310-964-0839, and must contain the information required by the Amended and Restated By-Laws. The notice must be received by the Secretary of the Company during the period from November 30, 2005 through December 30, 2005. However, if the date of the 2006 annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the 2005 Annual Meeting, notice by the stockholder to be timely must be delivered not later than the close of business on the later of (i) January 2, 2006 (the 150th day prior to the first anniversary of the 2005 Annual Meeting) or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

In the case of proposed nominees, the notice of nomination must include all information required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to the Securities Exchange Act of 1934, as amended, and must be accompanied by the nominee’s written consent to serve as a director if elected.

Also, if the number of Directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board made by the Company on or prior to December 30, 2005, then a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered by first class mail to the Secretary at 2250 E. Imperial Highway, El Segundo, CA 90245 or faxed to the attention of the Secretary at 1-310-964-0839, not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company. For purposes of this proxy statement, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

The enclosed proxy gives the Proxy Committee discretionary authority to vote your shares in accordance with its best judgment on any additional matters that may come before the Annual Meeting.

If you vote by mail, we encourage you to specify your choices by marking the appropriate boxes on the enclosed proxy card. You do not need to mark any boxes if you wish to vote according to the Board of Directors’ recommendations; just sign, date and return the proxy in the enclosed envelope. If you vote through the Internet or by telephone, simply follow the instructions on the proxy card. Thank you for your cooperation and prompt response.

By order of the Board of Directors

Larry D. Hunter

Secretary

SKU#4006-PS-05

THE DIRECTV GROUP, INC. 2005 ANNUAL MEETING

Directions - The Hilton Hotel New York is located at 1335 Avenue of the Americas (Sixth Avenue) between West 53rd and West 54th Street. The meeting will be held in Concourse A on the Concourse level. Parking is available.

Admission - If you vote by Internet or telephone, please follow the instructions given for requesting admission to the Annual Meeting. If you vote by mail, to request admission, please check the appropriate box on the proxy card and return it in the enclosed envelope. Please remove the attached “Admission Ticket” at the perforation. You must bring it with you to attend the Annual Meeting. When you arrive, please stop at the admissions area in the lobby. If you indicate that you are bringing a guest, he or she must register with you at the same time in order to enter the Annual Meeting. Seating at the Annual Meeting is not reserved. All attendees must have government-issued photographic identification for access to the Annual Meeting. We will accommodate stockholders on a first-come, first-served basis upon arrival at the Annual Meeting.

Security - For security reasons, packages and briefcases will not be allowed at the Annual Meeting.

Time Limit - In order to allow all stockholders a chance to be heard, there will be a three-minute time limit imposed on each speaker and a 20-minute limit per subject.

PROXY/VOTER INSTRUCTION CARD

The DIRECTV Group, Inc.

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Bruce B. Churchill and Larry D. Hunter, and each of them, as Proxies with full power of substitution, to vote, as designated on the reverse side, for director substitutes if any nominee becomes unavailable, and in their discretion, on matters properly brought before the Annual Meeting and on matters incident to the conduct of the Annual Meeting, all of the shares of common stock of The DIRECTV Group, Inc., which the undersigned has power to vote at the Annual Meeting of Stockholders to be held on June 1, 2005, or any adjournment thereof.

NOMINEES FOR DIRECTOR: Class II: Ralph F. Boyd, Jr., James M. Cornelius and David F. DeVoe.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR AND FOR THE RATIFICATION OF ELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS.

This Proxy will be voted as directed. If no direction to the contrary is indicated, it will be voted as follows: FOR the election of all nominees for director; and FOR the ratification of appointment of independent accountants.

(CONTINUED, and To Be Signed and Dated on the REVERSE SIDE)

SEE REVERSE SIDE

THE DIRECTV GROUP, INC.

2005 ANNUAL MEETING

Wednesday, June 1, 2005 10:00 AM Hilton Hotel New York 1335 Avenue of the Americas New York, New York

ADMISSION TICKET

(Please detach Admission Ticket at perforation.)

The DIRECTV Group, Inc. c/o Proxy Services P.O. Box 8694 Edison, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet

1. Log on to the Internet and go to http://www.eproxyvote.com/dtv

2. Follow the easy steps outlined on the secure website.

OR

Vote-by-Telephone

1. Call toll-free

1-877-PRX-VOTE (1-877-779-8683)

2. Follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

TO VOTE BY MAIL: Mark, sign and date your proxy card and return it in the enclosed envelope.

(Please detach Proxy Card at perforation.)

Please mark votes as in this example.

Directors recommend Vote FOR

1. ELECTION OF DIRECTORS Nominees: (01) Ralph F. Boyd, Jr.

(02) James M. Cornelius (03) David F. DeVoe

Directors recommend Vote FOR

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

4006

FOR AGAINST ABSTAIN

FOR ALL

NOMINEES

WITHHELD FROM ALL NOMINEES

FOR ALL NOMINEES

EXCEPT

To withhold authority to vote for any particular nominee(s), write the name(s) above.

I/We plan on attending the Annual Meeting.

I/We will be bringing a guest to the Annual Meeting.

Mark the box at right if an address change has been noted on the reverse side of this card.

Please sign exactly as the name(s) appears on this card. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

(Stockholder sign here)

Date:

(Co-owner sign here)

Date: